Exhibit 99.1

CPS Announces Renewal of $100 Million Credit Facility

LAS VEGAS, Nevada, Nov. 27, 2017 (GLOBE NEWSWIRE) -- Consumer Portfolio Services, Inc. (Nasdaq:CPSS) (“CPS” or the “Company”) today announced that on November 21, 2017, it renewed its two-year revolving credit agreement with Credit Suisse AG and Ares Agent Services, L.P.

Loans under the renewed credit agreement will be secured by automobile receivables that CPS now holds, will originate directly, or will purchase from dealers in the future. CPS may borrow on a revolving basis through November 24, 2019, after which CPS will have the option to repay the outstanding loans in full or to allow them to amortize through November 24, 2021.

“We are pleased with the opportunity to renew this facility and extend our relationship with Credit Suisse and Ares,” said Charles E. Bradley, Jr., President and Chief Executive Officer.   “With this renewal we maintain our strategy of having three $100 million warehouse lines with multi-year revolving commitments, in each case followed by an amortization period.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets, and we service the contracts over their lives.

Forward-looking statements in this news release include the Company's expectation that the revolving period will extend for two years, and that an amortization period may follow.  The revolving credit agreement renewed on November 21, 2017 provides for both a revolving period and an amortization period to follow, but it is possible that the Company may suffer certain defaults or events of default that would terminate the revolving period or result in acceleration of maturity of the credit extended. In general, such defaults or events of default would result from losses that the Company might incur in the future. In turn, such losses might result from poor performance of receivables acquired or to be acquired by the Company, from increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; from changes in government regulations affecting consumer credit; or from adverse economic conditions, either generally or in geographic areas in which the Company's business is concentrated.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777